UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2017

VISTRA ENERGY CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38086	36-4833255
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6555 Sierra Drive Irving, TX		75039
(Address of principal executive offices)		(Zip Code)

(214) 812-4600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

Termination and Settlement of Alcoa Contracts

On October 10, 2017, subsidiaries of Vistra Energy Corp. (collectively the “Vistra Parties”) entered into a Separation and Settlement Agreement (the “Settlement Agreement”) with Alcoa Corporation and Alcoa USA Corp. (collectively, the “Alcoa Parties”). Pursuant to the Settlement Agreement, the Vistra Parties and the Alcoa Parties agreed to early termination of a series of agreements related to industrial operations near Rockdale, Texas, thereby ending their contractual relationship with respect to the power generation plant known as Sandow Unit 4 and the mine known as Three Oaks Mine. The terminated agreements were scheduled to terminate in 2038 absent the Settlement Agreement. Among other things, the Alcoa Parties made a cash payment to the Vistra Parties in the amount of $237.5 million and transferred certain real property and related assets to the Vistra Parties, the Vistra Parties agreed to assume and be responsible for certain liabilities and asset retirement obligations related to Sandow Unit 4 (including certain related common facilities), the Three Oaks Mine and other property transferred from Alcoa and both parties released one another from any obligations and claims under the terminated agreements. The transactions under the Settlement Agreement are effective as of October 1, 2017.

We expect to record the impacts of the Settlement Agreement in our financial results for the fourth quarter of 2017, which would include the receipt of the cash payment, the acquisition of real property and the incurrence of certain liabilities and asset retirement obligations, along with the elimination of a related electric supply contract intangible asset on our consolidated balance sheet. We currently estimate that the aggregate impacts related to the Settlement Agreement will result in a gain in the period.

Retirement of Certain Generation Units

In October 2017, Vistra Energy Corp.’s power generation business, Luminant, announced plans to retire its Monticello, Sandow 4, Sandow 5 and Big Brown generation units. Luminant decided to retire these units given they are projected to be uneconomic based on current market conditions and given the significant environmental costs associated with operating such units. In the case of the Sandow units, the decision also reflected the execution of the Settlement Agreement. As part of the retirement process, Luminant has filed (or will file) notices with the Electric Reliability Council of Texas (“ERCOT”), which will trigger a reliability review regarding such proposed retirements. If, at the end of the applicable ERCOT reliability review period, ERCOT determines the units are not needed for reliability, Luminant would expect to cease plant operations at Sandow and Monticello in January 2018 and at Big Brown in February 2018, which would result in approximately 4,200 megawatts being taken offline by February 2018.

With respect to the Monticello plant, we expect to record one-time charges of approximately $25 million in the third quarter of 2017 related to the expected retirement, including employee-related severance costs and non-cash charges for materials inventory and the acceleration of certain of Luminant’s asset retirement obligations.

With respect to the Sandow 4, Sandow 5 and Big Brown plants, we expect to record one-time charges of approximately $70 to 90 million in the fourth quarter of 2017 related to the expected retirements, including employee-related severance costs, non-cash charges for writing off materials inventory and a contract intangible asset associated with Big Brown. We expect to record additional one-time charges in the fourth quarter of 2017 related to changes in the timing and amounts of asset retirement obligations for mining and plant-related reclamation at these facilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Vistra Energy Corp.

Dated: October 13, 2017	/s/ Terry L. Nutt
	Name:	Terry L. Nutt
	Title:	Senior Vice President & Controller